EXHIBIT E

TABLE OF PURCHASES AND SALES

OF CGI GROUP INC.

PURCHASES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
October 29 November 04	150,000 50,000	7.49 7.40

SALES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
November 20 December 01	194,400 205,200	7.21 7.47

Purchases and Sales effected in Canada